___________, 2006

JPMorgan Trust I
245 Park Avenue
New York, NY 10167

Dear Sirs:

        J.P. Morgan Investment Management Inc (“JPMIM”) hereby agrees to reimburse the Fund listed on Schedule A for the time period so indicated. JPMIM will reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ deferred compensation plan.

        JPMIM understands and intends that the Fund will rely on this agreement in preparing and filing its registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment
Management Inc.

______________________________
By:

Accepted by:
J. P. Morgan Trust I

______________________________
By:

SCHEDULE A

Fund Name	Fiscal Year End	Expense Cap	Expense Cap Period End
JPMorgan Tax Aware Real Return SMA Fund	October 31	0.00%	February 29, 2008